WGM DRAFT 06/16/97

                                     FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          EDISON BROTHERS STORES, INC.



                  EDISON BROTHERS STORES, INC., a corporation duly incorporated by the filing of its original Certificate of Incorporation (the "Original Certificate of Incorporation") with the Secretary of State of the State of Delaware on March 13, 1929 (the "Company"), desiring to amend and restate said Original Certificate of Incorporation, as amended, and such amended and restated Certificate of Incorporation having been duly adopted in accordance with Sections 245 and 303 of the General Corporation Law of the State of Delaware, hereby certifies as follows:

                  1. This Amended and Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation of the Company, as heretofore amended, and has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), pursuant to the authority granted to the Company under Section 303 of the DGCL to put into effect and carry out the Debtors' Amended Joint Plan of Reorganization under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") for the Company, et al. (the "Plan"), as confirmed on _____________ ___, 1997 by order of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Company.

                  2. The Original Certificate of Incorporation, as heretofore amended, is hereby further amended and restated to read in its entirety as follows:

                  FIRST: The name of the corporation is "EDISON BROTHERS STORES, INC." (the "Company").

                  SECOND: The address of the registered office of the Company in the State of Delaware is 32 Loockerman Square, Suite 203, in the City of Dover, County of Kent, Delaware 19901-7421. The registered agent for the Company at such address is CSC The United States Corporation Company.




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                  THIRD: The nature of business and purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the "DGCL").

                  FOURTH: The total number of shares of all classes of capital stock which the Company shall have authority to issue is 110,000,000 shares, consisting of:

                  (i)      100,000,000 shares of Common Stock,
                           par value $0.01 per share (the
                          "Common Stock"); and

                  (ii)     10,000,000 shares of Preferred
                           Stock, par value $0.01 per share
                           (the "Preferred Stock").

                  Except as otherwise provided by law, the shares of capital stock of the Company, regardless of class, may be issued by the Company from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

                  Subject to the laws of the State of Delaware and to the limitations set forth below, authority is hereby vested in the Board of Directors of the Company to issue said ten million (10,000,000) shares of Preferred Stock from time to time in one or more series, with such designations, voting powers, preferences and relative, participating, optional and other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. Without limiting the generality of the foregoing, in the resolution or resolutions providing for the issuance of each particular series of Preferred Stock, the Board of Directors is expressly authorized:

         (a) to fix the distinctive serial designation of the shares of any such series;

         (b) to fix the consideration for which the shares of any such series are to be issued;

         (c) to fix the rate per annum, if any, at which the holders of the shares of any such series shall be entitled to receive dividends, the dates on which such dividends shall be payable, whether the dividends shall be cumulative or



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noncumulative, and if cumulative, the date or dates from
which such dividends shall be cumulative;

         (d) to fix the price or prices at which, the times during which, and the other terms, if any, upon which the shares of any such series may be redeemed;

         (e) to fix the rights, if any, which the holders of shares of any such series shall have in the event of a dissolution or upon distribution of the assets of the Company;

         (f) to determine whether the shares of any such series shall be made convertible into or exchangeable for other securities of the Company, including shares of the Common Stock of the Company or shares of any other series of the Preferred Stock of the Company, now or hereafter authorized, or any new class of stock of the Company hereafter authorized, the price or prices or the rate or rates at which such conversion or exchange may be made, and the terms and conditions upon which any such conversion right or exchange right may be exercised;

         (g) to determine whether a sinking fund shall be provided for the purchase or redemption of shares of such series and, if so, to fix the terms and amount of such sinking fund;

         (h) to determine (subject to Article EIGHTH hereof) whether the shares of any such series shall have voting rights, and, if so, to fix the voting rights of the shares of such series, provided, however, that the holders of shares of Preferred Stock shall not be entitled to more than one vote per share when voting as a class with the holders of shares of Common Stock; and

         (i) to fix such other preferences, rights, privileges and restrictions applicable to any such series as may be permitted by law.

                  Subject to the prior rights of the holders of any shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

                  Subject to the provisions of applicable law and the Company's By-Laws with respect to the closing of the transfer



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books or the  fixing  of a record  date for the  determination  of  stockholders entitled to vote, the holders of outstanding shares of capital stock of the Company shall exclusively possess the voting power for the election of directors of the Company and for all other purposes as prescribed by applicable law, with each holder of record of shares of Common Stock having voting power being entitled to one vote for each share of Common Stock registered in his or its name on the books, registers and/or accounts of the Company.

                  FIFTH: A director of the Company shall not be personally liable either to the Company or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director would be liable under Section 174 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither the amendment nor the repeal of this Article FIFTH nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article FIFTH shall eliminate or reduce the effect of this Article FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FIFTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

                  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Company at any time after the Effective Time against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions shall be deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while this Article



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FIFTH and the relevant  provisions of the DGCL and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action then or theretofore brought or threatened based in whole or in part upon any such state of facts.

                  The Company may indemnify any person who was or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Company after the Effective Time, or is or was serving at the request of the Company, as a director, officer, employee or agent after the Effective Time of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.

                  SIXTH: Notwithstanding Section 228(a) of the DGCL, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Company may be called only by the Chairman of the Board, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, and shall be called by the President or Secretary upon the written request of the holders of at least 51% of the outstanding shares of Common Stock.

                  SEVENTH: At the Effective Time, the number of directors constituting the entire Board of Directors shall be nine (9). After the Effective Time, the number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Company's Bylaws. Election of directors need not be by written ballot.



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

                  EIGHTH: Notwithstanding any other provision contained herein, the Company, as a Debtor (as defined in the Plan referred to below) under the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for the Company et al. (the "Plan"), shall not issue nonvoting equity securities in connection with the Plan and shall comply, to the extent applicable, with
Section 1123(a)(6) of the Bankruptcy Code of 1978, as amended. This Article EIGHTH shall not be amended or repealed prior to 180 days after the Effective Time; provided that after the expiration of such 180-day period, this Article EIGHTH may be amended or repealed by the affirmative vote of a majority of the outstanding stock entitled to vote thereon in accordance with Section 242 of the DGCL.


                                     * * * *

                  3. At the Effective Time, as contemplated by the Plan, each share of the Company's old common stock, par value $1.00 per share, outstanding immediately prior to the Effective Time, shall, without any further action on the part of the Company or of any holder of stock of the Company, be cancelled and cease to represent any ownership interest in the Company, and new fully paid and nonassessable shares of the Common Stock will be issued pursuant to the Plan.

                  4. This Amended and Restated Certificate of Incorporation shall become effective at [12:00 noon], Delaware time, on ____________, 1997 (the "Effective Time"), and shall not become effective until such time.




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








                  IN WITNESS WHEREOF, Edison Brothers Stores, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Alan D. Miller, its Chairman of the Board, President and Chief Executive Officer, and attested to by Alan A. Sachs, its Executive Vice President, General Counsel and Secretary, on this ___ day of ____________, 1997.


                              EDISON BROTHERS STORES, INC.



                              By: ___________________________
                                       Alan D. Miller
                                       Chairman of the Board,
                                       President and Chief Executive
                                       Officer

Attest:


_________________________________
Alan A. Sachs
Executive Vice President, General
Counsel and Secretary





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